Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2007

SAN DIEGO, CA – May 4, 2007 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the first quarter of 2007. For the quarter ended March 31, 2007, the Company reported a net loss of $6.5 million (or $.22 per share), compared to a net loss of $6.9 million (or $0.30 per share) in the first quarter of 2006.

Included in the net loss for the first quarter of 2007 was $1.0 million of stock-based compensation expense associated with SFAS No. 123R, compared to $1.3 million in the first quarter of 2006. Results for the first quarter of 2006 include approximately $55,000 in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. There was no such comparable revenue in the first quarter of 2007.

Research and development expenses for the first quarter of 2007 remained stable at $4.6 million, compared to $4.6 million in the first quarter of 2006. General and administrative expenses for the first quarter of 2007 totaled $2.6 million compared to $2.9 million in the first quarter of 2006. The decrease in general and administrative expenses was primarily attributable to reduced legal expenses and consulting fees related to a government contracting opportunity in 2006 for products to treat acute radiation syndrome.

Other income and expenses were $0.7 million and $0.6 million for the three-month periods ended March 31, 2007 and 2006, respectively. The increase was due mainly to an increase in interest income resulting from generally higher interest rates in the first quarter of 2007 compared with the same period in 2006.

As of March 31, 2007, the Company reported $58.4 million in cash and cash equivalents. Cash used in operations for the first quarter of 2007 totaled $8.5 million versus $9.0 million for the first quarter of 2006. First quarter 2006 cash usage included payment of $3.0 million in an arbitration settlement that was expensed during the fourth quarter of 2005. As announced last week, Hollis-Eden expects to reduce its overall cash usage to an estimated $10 to $12 million for the second half of 2007.

During the first quarter of 2007, Hollis-Eden focused on advancing development of its Hormonal Signaling Technology Platform and next-generation drug candidates HE3286 and HE3235, as it made the strategic decision to curtail further investment in its acute radiation syndrome drug candidate NEUMUNE®. The Company filed an investigational new drug application (IND) with the U.S. Food and Drug Administration (FDA) to begin a Phase I clinical trial with its next-generation drug candidate HE3286 for the treatment of metabolic disorders, including diabetes, obesity and dyslipidemia. As announced earlier this week, Hollis-Eden has received clearance from the FDA to commence this clinical trial, now scheduled to begin in the current quarter of 2007.

Also during the first quarter, Hollis-Eden presented positive data at several scientific conferences from preclinical studies with HE3286 in the areas of diabetes and rheumatoid arthritis, and with HE3235 in prostate and breast cancer. As reported in January at the Keystone Diabetes Conference and last week at the 2nd International Congress on “Prediabetes” and the Metabolic Syndrome in Barcelona, Spain, oral administration of HE3286 produced glucose lowering activity and increased insulin sensitivity in preclinical models of type 2 diabetes. HE3286 may be the first in a new class of insulin sensitizers with a novel mechanism of action, since it appears to regulate the pro-inflammatory NF-kappaB pathway rather than acting on the PPARgamma receptor, without the undesirable effect of weight gain commonly seen with insulin sensitizing drugs currently prescribed today.

At the Keystone Symposium on Regulatory T Cells held February in Vancouver, British Columbia, Hollis-Eden reported data demonstrating HE3286 also produced a dramatic benefit in rodent models of both initial-onset and established rheumatoid arthritis. Potential mechanisms of action for HE3286 in this indication include regulation of NF-kappaB and increasing the production of regulatory T cells, or Treg cells. Treg cells play a key role in keeping the immune system from attacking the body itself, and are being cited increasingly in the medical literature as therapeutic targets in a range of diseases and disorders beyond autoimmune conditions. Hollis-Eden anticipates potentially filing an IND for HE3286 later this year in rheumatoid arthritis. The Phase I trial program planned for metabolic disorders with HE3286 may also support a Phase II study of the compound in the indication of rheumatoid arthritis.

As reported in February at the American Society for Clinical Oncology’s Prostate Cancer Symposium, HE3235 has demonstrated impressive activity in preclinical models of hormone driven prostate and breast cancer. In a unique approach that may translate into first-in-class treatments for hormone sensitive cancers, Hollis-Eden is developing HE3235 as an orally active therapy to block the ability of tumors to use estrogen and other adrenal hormones to grow. In addition to further profiling HE3235 in preclinical cancer models, Hollis-Eden has begun scaling up the manufacturing process in anticipation of conducting IND-enabling toxicology studies. Assuming results of these activities are successful, the Company anticipates filing an IND for HE3235 in early 2008.

“Following years of committed effort, focused on the scientific exploration of our proprietary class of adrenal steroid hormones, Hollis-Eden is at an exciting and potentially rewarding stage of development,” stated Richard B. Hollis, Chairman and Chief Executive Officer. “Through our exploration, we have made breakthrough discoveries on our founding scientific mission of defining the biological role and function of the most abundant human hormone – dehydroepiandrosterone, or DHEA. Among these discoveries is that the beneficial activities long believed to be associated with DHEA are not attributable to DHEA itself but rather to the metabolic conversions produced by its chemical transformation in the body. Our mission, which we have never lost sight of, or focus on, has been to uncover the chemical structures of these adrenal steroid hormones, to determine which particular functions they regulate, and to apply the principles of medicinal chemistry to confer pharmaceutically useful characteristics to these naturally occurring molecules.

“Today, we have advanced to a stage where we have a promising product development pipeline of orally active next-generation compounds for multiple indications that have well-defined clinical paths and large, well-established markets,” added Hollis. “These include conditions associated with a decline in adrenal steroid hormones due to disease and the process of aging – metabolic disease, autoimmune disorders and cancer. As the world leader in the development of a new class of small-molecule compounds based on endogenous hormones produced by the adrenal glands, we believe we have the opportunity to make a significant contribution to medicine. Our belief is based on the fact that these steroid hormones play a fundamental role in the chemistry of life, aging and disease. With a Phase I clinical trial planned for HE3286 in metabolic disorders in the current quarter, and IND filings anticipated later this year with HE3286 in autoimmune conditions and with HE3235 in cancer in early 2008, we are making tangible progress in advancing our product development pipeline.”

More detailed information is available in the Company’s Form 10-Q, which is scheduled to be filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on May 4, 2007 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss first quarter 2007 financial results. The conference call can be accessed by dialing 866-202-4367 (domestic) or 617-213-8845 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 57478526.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include HE3286, a next-generation compound being prepared for clinical trials in treating type 2 diabetes and potentially rheumatoid arthritis, and HE3235, a next-generation candidate selected for clinical development in cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical studies and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for HE3286, HE3235 or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333